January 31, 1997

Mr. William C. Massie
Executive Vice President
B.B. Walker Company
Post Office Box 1167
Asheboro, NC 27204

Dear Mr. Massie:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated January 31, 1997.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of B.B. Walker Company on or before the date the Form 10-K of B.B. Walker Company for the period ended November 2, 1996 is required to be filed.

Yours very truly,

PRICE WATERHOUSE LLP
WINSTON-SALEM, NC